SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                               __________________
                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                               (AMENDMENT NO. __)*


                            SWITCHBOARD INCORPORATED
                              _____________________
                                (Name of Issuer)

                                  COMMON STOCK
                             _______________________
                         (Title of Class of Securities)

                                   871045 10 0
                                 _______________
                                 (CUSIP Number)

                                December 31, 2001
                 ______________________________________________
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

   [ ]      Rule 13d-1(b)
   [ ]      Rule 13d-1(c)
   [X]      Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

________________________________________________________________________________
CUSIP No. 871045 10 0               13G                        Page 1 of 4 Pages
________________________________________________________________________________
________________________________________________________________________________
1.       Names of Reporting Persons
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          DOUGLAS J. GREENLAW
_____________________________________________ __________________________________
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [  ]
                                                              (b) [  ]
          NOT APPLICABLE
________________________________________________________________________________
3.     SEC USE ONLY
________________________________________________________________________________
4.     CITIZENSHIP OR PLACE OF ORGANIZATION

        UNITED STATES OF AMERICA
________________________________________________________________________________
                    5. SOLE VOTING POWER

                       As of December 31, 2001:  1,066,000
                       As of February 5, 2002:     616,000
     NUMBER OF         _________________________________________________________
      SHARES        6. SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY          As of December 31, 2001:  0
       EACH            As of February 5,  2002:  0
    REPORTING          _________________________________________________________
   PERSON WITH      7. SOLE DISPOSITIVE POWER

                       As of December 31, 2001:  1,066,000
                       As of February 5, 2002:     616,000
                       ______________________________________________________
                    8. SHARED DISPOSITIVE POWER
                       As of December 31, 2001:  0
                       As of February 5, 2002:   0
________________________________________________________________________________
9.     Aggregate Amount Beneficially Owned by Each Reporting Person

        As of December 31, 2001:  1,066,000
        As of February 5, 2002:     616,000
________________________________________________________________________________
10.    Check box if the AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

       [  ]
________________________________________________________________________________
11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        As of December 31, 2001:  5.5%
        As of February 5, 2002:   3.3%
________________________________________________________________________________
12.      TYPE OF REPORTING PERSON*

         IN
________________________________________________________________________________
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

________________________________________________________________________________
CUSIP No. 871045 10 0               13G                        Page 2 of 4 Pages
________________________________________________________________________________
________________________________________________________________________________
ITEM 1(a).        NAME OF ISSUER:

                  SWITCHBOARD INCORPORATED
________________________________________________________________________________
ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  120 FLANDERS ROAD, WESTBORO, MASSACHUSETTS  01581
________________________________________________________________________________
ITEM 2(a).        NAME OF PERSON FILING:

                  DOUGLAS J. GREENLAW
________________________________________________________________________________
ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

                  SWITCHBOARD INCORPORATED, 120 FLANDERS ROAD,
                  WESTBORO, MASSACHUSETTS  01581
________________________________________________________________________________
ITEM 2(c).        CITIZENSHIP:

                  UNITED STATES OF AMERICA
________________________________________________________________________________
ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  COMMON STOCK
________________________________________________________________________________
ITEM 2(e).        CUSIP NUMBER:

                  871045 10 0
________________________________________________________________________________
ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), or 13d-2(b) or
        (c), CHECK WHETHER THE PERSON FILING IS A:  NOT APPLICABLE

        (a)    [ ]   Broker or dealer registered under Section 15 of the
                     Exchange Act.
        (b)    [ ]   Bank as defined in Section 3(a)(6) of the Exchange Act.
        (c)    [ ]   Insurance company as defined in Section 3(a)(19) of the
                     Exchange Act.
        (d)    [ ]   Investment company registered under Section 8 of the
                     Investment Company Act.
        (e)    [ ]   An investment adviser in accordance with Rule 13d-1(b)(1)
                     (ii)(E);
        (f)    [ ]   An employee benefit plan or endowment fund in accordance
                     with Rule 13d-1(b)(1)(ii)(F);
        (g)    [ ]   A parent holding company or control person in accordance
                     with Rule 13d-1(b)(1)(ii)(G);
        (h)    [ ]   A savings association as defined in Section 3(b) of the
                     Federal Deposit Insurance Act;
        (i)    [ ]   A church plan that is excluded from the definition of an
                     investment company under Section 3(c)(14) of the Investment
                     Company Act;
        (j)    [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

________________________________________________________________________________

________________________________________________________________________________
CUSIP No. 871045 10 0               13G                        Page 3 of 4 Pages
________________________________________________________________________________
________________________________________________________________________________

ITEM 4.  OWNERSHIP.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

        (a) Amount beneficially owned:   As of December 31, 2001:  1,066,000
                                         As of February 5, 2002:     616,000
        ________________________________________________________________________
        (b) Percent of class:   As of December 31, 2001:  5.5%
                                As of February 5, 2002:   3.3%
       _________________________________________________________________________
        (c) Number of shares as to which such person has:
           (i)   Sole power to vote or to direct the vote
                                As of December 31, 2001: 1,066,000
                                As of February 5, 2002:    616,000
                                ________________________________________________
           (ii)  Shared power to vote or to direct the vote
                                As of December 31, 2001:  0
                                As of February 5, 2002:   0
                                ________________________________________________
           (iii)  Sole power to dispose or direct the disposition of
                                As of December 31, 2001:1,066,000
                                As of February 5, 2002:   616,000
                                ________________________________________________
           (iv)  Shared power to dispose or direct the disposition of
                                As of December 31, 2001:    0
                                As of February 5, 2002:     0
________________________________________________________________________________
ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than
five   percent  of  the  class  of   securities,   check  the   following   [x].
________________________________________________________________________________
ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

NOT APPLICABLE
________________________________________________________________________________
ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

NOT APPLICABLE
________________________________________________________________________________
ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

NOT APPLICABLE
________________________________________________________________________________
ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

NOT APPLICABLE
________________________________________________________________________________
ITEM 10. CERTIFICATIONS.

NOT APPLICABLE
________________________________________________________________________________

________________________________________________________________________________
CUSIP No. 871045 10 0               13G                        Page 4 of 4 Pages
________________________________________________________________________________
________________________________________________________________________________

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                                February 5, 2002
                                       _________________________________________
                                                                          (Date)

                                                         /s/ Douglas J. Greenlaw
                                       _________________________________________
                                                                     (Signature)

                                                             Douglas J. Greenlaw
                                       _________________________________________
                                                                    (Name/Title)